                                                                                                                   Exhibit 12
                                                                                                                   Page 1
                        Citizens Communications Company
           Statements of the Ratio of Earnings to Fixed Charges (a)
                             (Dollars in Thousands)
                                  (Unaudited)

                                                                                         Years Ended December 31,
                                                                       -------------------------------------------------------------
                                                                          2004         2003           2002       2001       2000
                                                                       -----------  -----------  ------------- ---------- ----------
Pre-tax income (loss) from continuing operations before
  dividends on convertible preferred securities, extraordinary
  expense and cumulative effect of changes in accounting principle       $ 85,529    $ 195,509   $ (1,231,640) $ (72,521) $ (49,993)

(Income) or loss from equity investees                                     (1,612)        (794)        (1,687)    (2,936)    (1,935)

Minority interest                                                               -            -              -          -    (12,222)
                                                                       -----------  -----------  ------------- ---------- ----------

Pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries or (income)
  or loss from equity investees                                            83,917      194,715     (1,233,327)   (75,457)   (64,150)

Fixed charges                                                             390,085      430,659        489,124    399,752    206,650

Distributed income of equity investees                                        558           98          2,609      3,089        800

Interest capitalized                                                       (2,278)      (2,993)        (7,390)    (5,675)    (4,766)

Preference security dividend requirements of consolidated subsidiaries     (8,718)     (10,063)       (10,063)   (10,063)   (10,063)

Carrying cost of equity forward contracts                                       -            -              -    (13,650)         -
                                                                       -----------  -----------  ------------- ---------- ----------


Total earnings                                                            463,564      612,416       (759,047)   297,996     128,471
                                                                       -----------  -----------  ------------- ---------- ----------

Ratio of earnings to fixed charges                                           1.19         1.42          (1.55)      0.75       0.62
                                                                       ===========  ===========  ============= ========== ==========


Note : The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a) For the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover fixed charges by $1.25 billion, $101.8 million and $78.2 million, respectively.


                                                                                                                Exhibit 12
                                                                                                                Page 2
                         Citizens Communications Company
 Statements of the Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (a)
                             (Dollars in Thousands)
                                   (Unaudited)
                                                                                        Years Ended December 31,
                                                                    ---------------------------------------------------------------
                                                                      2004         2003          2002       2001          2000
                                                                    -----------  -----------  ------------ -----------  -----------
Pre-tax income (loss) from continuing operations before
  dividends on convertible preferred securities, extraordinary
  expense and cumulative effect of changes in principle               $ 85,529    $ 195,509   $(1,231,640)  $ (72,521)   $ (49,993)

(Income) or loss from equity investees                                  (1,612)        (794)       (1,687)     (2,936)      (1,935)

Minority interest                                                            -            -             -           -      (12,222)
                                                                    -----------  -----------  ------------ -----------  -----------

Pre-tax income (loss) from continuing operations before
  adjustment for minority interest in consolidated subsidiaries
  or (income) or loss from equity investees                             83,917      194,715    (1,233,327)    (75,457)     (64,150)

Fixed charges                                                          390,085      440,722       499,187     423,465      216,713

Distributed income of equity investees                                     558           98         2,609       3,089          800

Interest capitalized                                                    (2,278)      (2,993)       (7,390)     (5,675)      (4,766)

Preference security dividend requirements of consolidated
  subsidiaries                                                          (8,718)     (10,063)      (10,063)    (10,063)     (10,063)

Carrying cost of equity forward contracts                                    -            -             -     (13,650)           -
                                                                    -----------  -----------  ------------ -----------  -----------


Total earnings                                                       $ 463,564    $ 622,479    $ (748,984)  $ 321,709    $ 138,534
                                                                    -----------  -----------  ------------ -----------  -----------

Ratio of earnings to combined fixed charges                               1.19         1.41         (1.50)       0.76         0.64
                                                                    ===========  ===========  ============ ===========  ===========


Note : The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a) For the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover combined fixed charges by $1.25 billion, $101.8 million and $78.2 million, respectively.